Filed Pursuant to Rule 433 Registration Statement No. 333-227001
The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated February 11, 2021
Pricing Supplement Dated February __, 2021 to the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, Each Dated September 7, 2018
$ Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices, Due February 25, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices (the “Notes”). The Notes are our senior unsecured obligations, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
Reference Assets	Initial Levels*	Barrier Levels
S&P 500® Index (“SPX”)		65.00% of its Initial Level
Dow Jones Industrial Average™ (“INDU”)		65.00% of its Initial Level
* For each Reference Asset, the Initial Level will be its closing level on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this terms supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 7, 2018, and “Risk Factors” beginning on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	February 22, 2021	Principal Amount:	$1,000 per Note
Issue Date:	February 25, 2021	Maturity Date:	February 25, 2027
Valuation Date:	February 22, 2027	Leverage Factor:	[120% to 130%] (to be determined on the Trade Date)
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Payment at Maturity:
If the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor will receive an amount equal to the principal amount multiplied by the product of (a) the Percentage Change (as defined below) of the Lesser Performing Reference Asset and (b) the Leverage Factor.
If the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but greater than or equal to its Barrier Level, the investor will receive the principal amount.
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, the investor will receive an amount that is less than the principal amount, and that reflects the percentage decrease in the level of the Lesser Performing Reference Asset. An investor could lose all or a substantial portion of the principal amount of the Notes.

Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Interest Payments:	None.
CUSIP:	78016EDL8
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	3.25%	$
Proceeds to Royal Bank of Canada	96.75%	$
(1)  We or one of our affiliates may pay varying selling concessions of up to $32.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” below. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $967.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the Trade Date is expected to be at least $883 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices (the “Notes”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date (Pricing Date):	February 22, 2021
Issue Date:	February 25, 2021
Valuation Date:	February 22, 2027
Maturity Date:	February 25, 2027
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Initial Level:	For each Reference Asset, its closing level on the Trade Date.
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Barrier Level:	For each Reference Asset, 65.00% of its Initial Level.
Redemption Amount:
On the Valuation Date, we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
If the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Leverage Factor)]
If the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Barrier Level, the investor will receive the principal amount.
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, you will lose all or a substantial portion of the principal amount.

Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Leverage Factor:	[120% to 130%] (to be determined on the Trade Date)
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of the Final Level of that Reference Asset will be postponed. However, the determination of the Final Level of any Reference Asset that is not affected by that market disruption event will not be postponed.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

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Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 7, 2018, as modified by this terms supplement.

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Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 7, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038044/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

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Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
 HYPOTHETICAL EXAMPLES
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of any Reference Asset on any trading day prior to the Maturity Date. All examples assume a Barrier Level of 65% of the Initial Level for each Reference Asset), a hypothetical Leverage Factor of 125% (the midpoint of the range set forth above), and that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1: The level of the Lesser Performing Reference Asset increases by 10% from the Initial Level of 1,000 to its Final Level of 1,100. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives at maturity, a cash payment of $1,125 per Note, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Leverage Factor)]
= $1,000 + [$1,000 x (10% x 125%)] = $1,000 + $125 = $1,125
Example 2: The level of the Lesser Performing Reference Asset decreases by 15% from the Initial Level of 1,000 to its Final Level of 850. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, the investor receives at maturity, the principal amount despite the 15% decline in the level of the Lesser Performing Reference Asset.
Example 3: The level of the Lesser Performing Reference Asset is 400 on the Valuation Date, which is less than its Barrier Level of 650. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, we will pay only $400 for each $1,000 in the principal amount of the Notes, calculated as follows:
$1,000 + (1,000 x Percentage Change of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -60.00%) = $1,000 - $600.00 = $400.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Redemption Amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in either Reference Asset.

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SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose All or a Substantial Portion of the Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date of more than 35%. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level of the Lesser Performing Reference Asset is less than its Initial Level.

•
Your Redemption Amount Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better – Your Redemption Amount will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Level of the other Reference Asset has increased compared to its Initial Level, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead your return will depend solely on the Final Level of the Lesser Performing Reference Asset. Because each Reference Asset tracks a different segment of the U.S. equities market, they may both decrease in a comparable manner.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, the return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount is dependent upon our ability to repay our obligations at that time. This will be the case even if the levels of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth on the cover page of the final pricing supplement for the Notes does not represent a

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minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the levels of the Reference Assets, and therefore, the market value of the Notes.

Risks Relating to the Reference Assets
•
You Will Not Have Any Rights to the Securities Included in the Reference Assets – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the

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securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.
•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The Redemption Amount and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
INFORMATION REGARDING THE REFERENCE ASSETS
All disclosures contained in this terms supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the applicable index sponsor. Each of these sponsors has no obligation to continue to publish, and may discontinue publication of, the applicable Reference Asset. The consequences of an index sponsor discontinuing publication of a Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of either Reference Asset or any successor index.

S&P 500® Index (“SPX”)

The SPX is intended to provide an indication of the pattern of price movements among U.S. large capitalization stocks. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.

Computation of the SPX

While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This

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calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change.  IWF changes resulting from partial tender offers are considered on a case-by-case basis.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P and/or its affiliates and has been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-11	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
Historical Information
The graph below sets forth the information relating to the historical performance of the SPX for the period from January 1, 2011 through February 10, 2021.
We obtained the information regarding the historical performance of the SPX in the graph below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the SPX. We cannot give you assurance that the performance of the SPX will not result in the loss of all or any part of your positive return on your investment.
S&P 500® Index (“SPX”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
Dow Jones Industrial Average™ (“INDU”)
The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in this index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors. The index is a price-weighted index, which means an underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer.
The index is maintained by an Averages Committee. The committee is composed of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee was created in 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned by CME Group Inc. and by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the index are made entirely by the Averages Committee without consultation with the corporations represented in the index, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the index are reviewed on an as-needed basis. Changes to the common stocks included in the index tend to be made infrequently, and the underlying stocks of the index may be changed at any time for any reason. The companies currently represented in the index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and Nasdaq.
In addition to the daily governance of the index, at least once within any 12-month period, the Averages Committee reviews the methodology to ensure that the index continues to achieve its stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.
The index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the index have been changed on a relatively infrequent basis.
Computation of the Index
The level of the index is the sum of the primary exchange prices of each of the 30 component stocks included in the index, divided by a divisor that is designed to provide a meaningful continuity in the level of the index. Because the index is price-weighted, stock splits or changes in the component stocks could result in distortions in the index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the index.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The index is a product of S&P and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the INDU. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such

P-13	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-14	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
Historical Information
The graph below sets forth the information relating to the historical performance of the INDU for the period from January 1, 2011 through February 10, 2021.
We obtained the information regarding the historical performance of the INDU in the graph below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the INDU should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the INDU. We cannot give you assurance that the performance of the INDU will not result in the loss of all or any part of your positive return on your investment.
Dow Jones Industrial Average™ (“INDU”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-16	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about February 25, 2021, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 12 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

P-17	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Equity Indices
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-18	RBC Capital Markets, LLC